August 12, 2005

Re: Distributions from Property Sales

Dear Financial Representative:

The General Partners are pleased to provide you and your clients with an estimate of the amount of their distribution of net proceeds from the sale of certain properties in which Wells Real Estate Funds III, IV, VI, VII, VIII, IX, X, XI, XII, and XIII invested. For your reference, we have enclosed the following:

  A sample of the letter that will be sent to those investors who will be receiving a distribution of net sale proceeds.
  A list of your clients who will be receiving letters, including the current distribution instructions we have on file, and the estimated amounts of the distributions.

We expect to distribute these net sale proceeds in November 2005. Should your client(s) wish to consider investing their proceeds in another Wells product after determining their suitability, please call our Client Services Specialists at 800-557-4830 to request prefilled subscription documents and investor sales kits, which include a prospectus. Please forward these instructions to us no later than September 30, 2005. Note that Wells products have minimum investment requirements and income/net worth requirements that are set by each state. Please consult the prospectus for specific state information.

Also, if we have not received net sale proceeds distribution instructions from your client(s) by
September 30, 2005, Wells will default to distributing funds as follows:

  Account(s) with U.S. Bank, N.A., as IRA Custodian: U.S. Bank will place the distribution into a U.S. Bank insured money market savings account within the IRA so that it will be treated as a nontaxable event. The funds will remain in this account until Wells receives instructions from your client(s) to liquidate the investment in the U.S. Bank insured money market savings account.
  Account(s) with a Custodian other than U.S. Bank: A check will be sent directly to that custodian.
  Account(s) with no Custodian: A check will be sent directly to the primary investor of record.

Thank you for working with Wells Real Estate Funds.

Enthusiastically,

/s/ Stephen G. Franklin, PhD.

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosures